Exhibit 99.1
Resource Center: 1-800-732-6643

Contacts:	Todd Davenport 202-752-5115

Number:	5024a

Date:	May 10, 2010
Fannie Mae Reports First-Quarter 2010 Results
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a net loss of $11.5 billion in the first quarter of 2010, compared with a net loss of $15.2 billion in the fourth quarter of 2009. Including $1.5 billion of dividends on our senior preferred stock held by the U.S. Department of Treasury, the net loss attributable to common stockholders was $13.1 billion, or ($2.29) per diluted share, compared with a loss of $16.3 billion, or ($2.87) per diluted share, in the fourth quarter of 2009. Our first-quarter results were driven primarily by credit-related expenses, which remain at elevated levels due to weaknesses in the economy and the housing market.
The first-quarter loss resulted in a net worth deficit of $8.4 billion as of March 31, 2010, taking into account a $3.3 billion reduction in our deficit related to the adoption of new accounting standards, as well as unrealized gains on available-for-sale securities during the first quarter. The Acting Director of the Federal Housing Finance Agency has therefore asked Treasury to provide us $8.4 billion on or prior to June 30, 2010.
“In the first quarter we continued to serve as a leading source of liquidity to the mortgage market, and we made solid progress in our ongoing efforts to keep people in their homes,” said Fannie Mae President and CEO Mike Williams. “Working with our lender partners, we completed 94,000 loan modifications in the quarter, more than half of which were conversions of trial modifications under the Obama Administration’s Home Affordable Modification Program.”
During the first quarter of 2010, Fannie Mae purchased or guaranteed an estimated $191.4 billion in loans, measured by unpaid principal balance, including approximately $40 billion in delinquent loans purchased in March from our mortgage-backed securities trusts (see “Purchase of Delinquent Loans from MBS Trusts” below). Not including the delinquent-loan purchases, our purchases and guarantees financed approximately 516,000 conventional single-family loans, and approximately 61,000 multifamily units. Our estimated market share of new single-family mortgage-related securities issuances was 40.8 percent in the first quarter of 2010, compared with 38.9 percent in the fourth quarter of 2009. Our mortgage credit book of business was $3.18 trillion as of March 31, 2010, compared with $3.23 trillion as of December 31, 2009.

First-Quarter 2010 Results	1

We have maintained pricing and eligibility standards that promote sustainable homeownership and stability in the housing market, and the risk profile of the loans we acquired remained strong. For single-family loan acquisitions in the first quarter of 2010, the weighted average original loan-to-value ratio was 69 percent and the weighted average FICO credit score was 758. That was consistent with our 2009 single-family loan acquisitions, which had a weighted average original loan-to-value ratio of 67 percent and a weighted average FICO credit score of 761. The ultimate performance of these and all our loans will be affected by macroeconomic trends, including unemployment, the economy, and home prices.
“Promoting sustainable homeownership and maintaining ready access to liquidity are our guiding principles in serving the residential markets,” said Williams. “The strong credit characteristics of our acquisitions during the quarter are evidence that we continue to strike an appropriate balance in providing liquidity while also applying the lessons of the recent credit cycle.”
MBS Consolidation
The Financial Accounting Standards Board last year issued new accounting standards that govern the transfer of financial assets and the consolidation of variable interest entities. We prospectively adopted these new accounting standards and are reporting under them for the first time in our first-quarter 2010 condensed consolidated financial statements.
Implementation of these standards constitutes a fundamental change in the basis of presentation of Fannie Mae’s consolidated financial statements, primarily because the standards require us to consolidate the substantial majority of our MBS trusts. As a result, the trusts’ underlying assets (principally mortgage loans) and liabilities held by third parties (principally MBS certificates issued by the trusts) are now recorded on our condensed consolidated balance sheets. These new accounting standards do not change the economic risk to our business, specifically our exposure to liquidity, credit, and interest rate risks. We refer to January 1, 2010 as the “transition date” for our adoption of these new standards.
Balance Sheets
Our balance sheets reflect several changes related to the new accounting standards, including:
•	A significant increase in loans and debt and a decrease in trading and available-for-sale securities.

•	Separate presentation of the elements of the consolidated MBS trusts (such as mortgage loans, debt, accrued interest receivable and payable) on the face of our condensed consolidated balance sheets.

•	Significant increase in allowance for loan losses and significant decrease in reserve for guaranty losses.

•	Elimination of substantially all previously recorded guaranty assets and guaranty obligations.

First-Quarter 2010 Results	2

Statements of Operations
Our statements of operations reflect several changes related to the new accounting standards, including:
•	A significant increase in interest income and interest expense attributable to the assets and liabilities of the consolidated MBS trusts, and a separate presentation of the elements of the consolidated MBS trusts (interest income and interest expense) on the face of our condensed consolidated statements of operations.

•	Reclassification of the substantial majority of guaranty fee income and trust management income to interest income.

•	A decrease to the provision for credit losses (which consists of the provision for loan losses and provision for guaranty losses) and a corresponding decrease in net interest income due to recognizing interest expense on the debt of consolidated MBS trusts and not accruing interest income on underlying nonperforming consolidated loans.

•	Elimination of fair value losses on credit-impaired loans acquired from MBS trusts we have consolidated, as the underlying loans in our MBS trusts are already recognized in our condensed consolidated balance sheets.

•	Our portfolio securitization transactions that reflect transfers of assets to consolidated MBS trusts do not qualify as sales, thereby reducing the amount we recognize as portfolio securitization gains and losses. We also no longer recognize gains or losses on the sale from our portfolio of available-for-sale MBS securities that were issued by consolidated MBS trusts, because these securities are eliminated in consolidation.

•	We no longer recognize fair value gains or losses on trading MBS that were issued by consolidated MBS trusts, which reduces the amount of securities subject to recognition of changes in fair value in our condensed consolidated statements of operations.
Summary of First-Quarter Results

(dollars in millions, except per share amounts) (1)	1Q10	4Q09	Variance	1Q10	1Q09	Variance
Net interest income	$2,789	$3,697	$(908)	$2,789	$3,248	$(459)
Guaranty fee income	54	1,877	(1,823)	54	1,752	(1,698)
Fee and other income	179	190	(11)	179	192	(13)

Net revenues	3,022	5,764	(2,742)	3,022	5,192	(2,170)
Investment gains, net	166	495	(329)	166	223	(57)
Net other-than-temporary impairments	(236)	(2,516)	2,280	(236)	(5,653)	5,417
Fair value losses, net	(1,705)	(638)	(1,067)	(1,705)	(1,460)	(245)
Losses from partnership investments	(58)	(5,287)	5,229	(58)	(357)	299
Administrative expenses	(605)	(612)	7	(605)	(523)	(82)
Credit-related expenses (2)	(11,884)	(11,920)	36	(11,884)	(20,872)	8,988
Other non-interest expenses	(296)	(701)	405	(296)	(358)	62

Net losses and expenses	(14,618)	(21,179)	6,561	(14,618)	(29,000)	14,382

Loss before federal income taxes	(11,596)	(15,415)	3,819	(11,596)	(23,808)	12,212
Benefit for federal income taxes	67	242	(175)	67	623	(556)

Net loss	(11,529)	(15,173)	3,644	(11,529)	(23,185)	11,656
Less: Net income (loss) attributable to the noncontrolling interest	(1)	(2)	1	(1)	17	(18)

Net loss attributable to Fannie Mae	$(11,530)	$(15,175)	$3,645	$(11,530)	$(23,168)	$11,638
Preferred stock dividends	(1,527)	(1,151)	(376)	(1,527)	(29)	(1,498)

Net loss attributable to common stockholders	$(13,057)	$(16,326)	$3,269	$(13,057)	$(23,197)	$10,140

Diluted loss per common share	$(2.29)	$(2.87)	$0.58	$(2.29)	$(4.09)	$1.80

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Consists of provision for loan losses, provision (benefit) for guaranty losses, and foreclosed properly expense (income).

First-Quarter 2010 Results	3

Net revenue was $3.0 billion in the first quarter of 2010, down 48 percent from $5.8 billion in the fourth quarter of 2009, due primarily to the adoption of the new accounting standards.
•	Net interest income was $2.8 billion, down 25 percent from $3.7 billion in the fourth quarter of 2009. The assets and liabilities of our newly consolidated trusts increased both our interest income and our interest expense, but our net interest income decreased because we do not recognize interest income on the mortgage loans of consolidated trusts that have been placed on nonaccrual status. In the first quarter of 2010, interest income that we did not recognize for nonaccrual mortgage loans was $2.7 billion.

•	Guaranty fee income was $54 million, down substantially from $1.9 billion in the fourth quarter of 2009. Under the new accounting standards, we now recognize both contractual guaranty fees and the amortization of deferred cash fees received after December 31, 2009 through interest income, thereby reducing guaranty fee income to only those amounts related to unconsolidated trusts and other credit enhancement arrangements, such as our long-term standby commitments.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $11.9 billion in the first quarter. As of the consolidation transition date, we no longer recognize fair value losses on credit-impaired loans newly acquired from MBS trusts that we consolidated. However, during the first quarter of 2010 we recognized a higher level of impairments as compared with the fourth quarter of 2009 because loan modifications, which result in the loans being treated as individually impaired, increased substantially. In aggregate, the increase in individual impairment, as well as the high level of nonperforming loans, delinquencies, and defaults due to the general deterioration in our guaranty book of business, resulted in a provision for credit losses that was in line with the provision for credit losses in the fourth quarter of 2009 despite the reduction in fair-value losses on credit-impaired loans acquired from MBS trusts.
Credit losses increased to $5.1 billion in the first quarter of 2010 from $4.1 billion in the fourth quarter of 2009, reflecting the increase in the number of defaults, which was partially offset by a slight reduction in loss severity. Credit losses remained substantially lower than our credit-related expenses during the first quarter of 2010 due partly to our home retention and foreclosure alternative efforts and partly to changes in the foreclosure process in a number of states and foreclosure processing backlogs in some jurisdictions.
Our single-family serious delinquency rate increased to 5.47 percent as of March 31, 2010 from 5.38 percent as of December 31, 2009, but grew at a slower pace than in each quarter of 2009 as we continued to work with our servicers to reduce delays in completing workouts and more modifications and foreclosure alternatives are being pursued. We believe that growth in our serious delinquency rate during the first quarter was also slowed by improved employment trends in the economy. The period of time that loans remain seriously delinquent continues to remain extended.

First-Quarter 2010 Results	4

Combined loss reserves were $60.8 billion, or 1.99 percent of our guaranty book of business, as of March 31, 2010, compared with $64.4 billion, or 2.08 percent of our guaranty book of business, as of December 31, 2009. The decrease was primarily due to a difference in the methodology used to estimate incurred losses under our allowance for loan losses versus under our reserve for guaranty losses. Our guaranty reserve considers not only the principal and interest due on a loan at the current balance sheet date, but also an estimate of any interest payments that we expect to be missed between the balance sheet date and loan acquisition or foreclosure. However, our loan loss allowance considers only our net recorded investment in the loan at the balance sheet date, which includes interest income only while the loan was on accrual status.
When we consolidated trusts at the transition date, we decreased our reserve for guaranty losses by $54.1 billion and increased our allowance for loan losses by $43.6 billion. In addition to recognizing mortgage loans held by newly consolidated trusts at the transition date, we also recognized the accrued interest receivable associated with them, which included delinquent interest that we previously considered in estimating our reserve for guaranty losses. As a result, we reclassified $7.0 billion from “Reserve for guaranty losses” to a valuation allowance within “Accrued interest receivable, net” in our condensed consolidated balance sheet.
Total nonperforming loans in our guaranty book of business were $223.9 billion as of March 31, 2010, compared with $216.5 billion as of December 31, 2009.
Net fair value losses were $1.7 billion in the first quarter, compared with $638 million in the fourth quarter of 2009. We recognized $2.8 billion of fair value losses on our derivatives in the first quarter of 2010 due to declining interest rates that led to a decrease in the fair value of our pay-fixed derivatives, partially offset by an increase in the fair value of receive-fixed swap derivatives; a decrease in implied interest rate volatility that reduced the fair value of our pay-fixed options; and time decay on our purchased options. The losses on our derivatives were partially offset by $1.1 billion of fair value gains on our trading securities due to declining mortgage interest rates and narrowing spreads on CMBS during the quarter.
Net other-than-temporary impairment was $236 million in the first quarter, compared with $2.5 billion in the fourth quarter of 2009. The level of impairments fell sharply from the fourth quarter due primarily to a smaller decline in the present value of projected cash flows on Alt-A and subprime securities in our portfolio.
We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our quarterly report on Form 10-Q for the quarter ended March 31, 2010, which was filed today with the Securities and Exchange Commission. Further information about our credit performance, the characteristics of our guaranty book of business, the drivers of our credit losses, our foreclosure-prevention efforts, and other measures is contained in the “First Quarter 2010 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

First-Quarter 2010 Results	5

Net Worth and U.S. Treasury Funding
As noted above, the Acting Director of FHFA has requested $8.4 billion of funds from Treasury on our behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate our net worth deficit as of March 31, 2010.
On March 31, 2010, Treasury provided to us $15.3 billion to cure our net worth deficit as of December 31, 2009. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $60.9 billion to $76.2 billion as of March 31, 2010. It will increase to $84.6 billion upon the receipt of funds from Treasury to eliminate our first-quarter 2010 net worth deficit.
Due to current trends in the housing and financial markets, we continue to expect to have a net worth deficit in future periods, and therefore will be required to obtain additional funding from Treasury pursuant to the senior preferred stock purchase agreement.
Fair Value Update
The fair value of our net assets, including the impact of adopting the new accounting standards and capital transactions, decreased by $46.4 billion from December 31, 2009, which resulted in a fair value net deficit of $145.2 billion as of March 31, 2010. Included in this decrease was $52.3 billion primarily associated with recording delinquent loans underlying consolidated MBS trusts and eliminating our net guaranty obligations related to MBS trusts that were consolidated on January 1, 2010 as a result of adopting the new accounting standards. The fair value of our guaranty obligations is a measure of the credit risk related to mortgage loans underlying Fannie Mae MBS that we assume through our guaranty. With consolidation of MBS trusts and the elimination of our guaranty obligation, we no longer valued our credit risk associated with delinquent loans in consolidated MBS trusts using our guaranty obligation models and began valuing those delinquent loans based on nonperforming loan prices. The estimated fair value of our net assets presented in our non-GAAP consolidated fair value balance sheets does not represent an estimate of our net realizable value, liquidation value or our market value as a whole; nor does it represent an estimate of the value we expect to receive from operating the company or what we expect to draw from the Treasury under the terms of our senior preferred stock purchase agreement.
Had we continued to value our credit risk associated with delinquent loans in consolidated MBS trusts using our guaranty obligation models rather than valuing those loans based on nonperforming loan prices, the fair value of our net assets at March 31, 2010 would have been a net deficit of approximately $104 billion, a $5 billion increase to our December 31, 2009 net deficit of $99 billion. For more information on the change in our fair value net deficit, please refer to “Supplemental Non-GAAP Information—Fair Value Balance Sheets” in our quarterly report on Form 10-Q for the period ended March 31, 2010, which was filed today with the SEC.

First-Quarter 2010 Results	6

Homeowner Assistance Initiatives
During 2009 and continuing through the first quarter of 2010, the prolonged economic stress and high levels of unemployment hindered the efforts of many delinquent borrowers to bring their loans current. In the first quarter of 2010, we completed home retention workouts (modifications, repayment plans, forbearances, and HomeSaver AdvanceTM loans) for over 105,000 loans with an aggregate unpaid principal balance of $20.3 billion. On a loan count basis, this represented a 111 percent increase over home retention workouts completed in the fourth quarter of 2009.
If we are unable to provide a viable home retention solution for a problem loan, we seek to offer foreclosure alternatives, primarily preforeclosure sales and deeds-in-lieu of foreclosure. We have increasingly relied on foreclosure alternatives as a growing number of borrowers have faced longer-term economic hardships that cannot be solved through a home retention solution, and we expect the volume of our foreclosure alternatives to increase in 2010.
In the first quarter of 2010, Fannie Mae, in conjunction with our servicing partners, took the following home retention and foreclosure prevention actions:
•	Loan modifications, including permanent HAMP modifications, of 93,756, compared with 41,759 in the fourth quarter of 2009. This figure does not include HAMP modifications in trial periods.

•	Repayment plans/forbearances completed of 8,682, compared with 5,353 in the fourth quarter of 2009.

•	HomeSaver Advance loans of 2,588, compared with 2,759 in the fourth quarter of 2009.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 17,326, compared with 13,459 in the fourth quarter of 2009.
During the first quarter of 2010, as in the fourth quarter of 2009, we acquired or guaranteed approximately 417,000 loans that were refinances.
Home Affordable Modification Program
As of the March 31, 2010 reporting period, approximately 296,000 Fannie Mae loans were in trial modification periods under the Home Affordable Modification Program, as reported by servicers to the system of record for the program, compared with 291,000 as of the December 31, 2009 reporting period. In addition to participating in the Home Affordable Modification Program, Fannie Mae serves as the program administrator on behalf of Treasury.

First-Quarter 2010 Results	7

Home Affordable Refinance Program
In the first quarter, approximately 142,000 Fannie Mae loans were refinanced through our Refi Plus initiative, compared with 109,000 in the fourth quarter. Included in those totals were approximately 54,000 loans that were refinanced under the Home Affordable Refinance Program during the first quarter and 42,000 in the fourth quarter.
On average, borrowers who refinanced during the first quarter through our Refi Plus initiatives reduced their monthly mortgage payments by $145, or $1,740 annually. In addition, borrowers refinancing under the Home Affordable Refinance Program were able to benefit from lower levels of mortgage insurance and higher loan-to-value ratios than those that would be allowed under our traditional standards.
Additional information about the Home Affordable Modification Program and the Home Affordable Refinance Program, including a description of eligibility requirements, is available at www.MakingHomeAffordable.gov.
Alternative ModificationTM Option
We recently announced an Alternative Modification option for Fannie Mae borrowers who were eligible for and accepted a HAMP trial modification plan, stayed current during their trial period, but were subsequently denied a permanent modification because they were unable to demonstrate compliance with the eligibility requirements for a permanent modification. Alternative Modifications are available only for borrowers who were in a HAMP trial modification that was initiated by March 1, 2010, and who made all required payments during their HAMP trial period.
Foreclosure Activity
We acquired 61,929 single-family real estate-owned properties through foreclosure in the first quarter of 2010, compared with 47,189 in the fourth quarter of 2009. As of March 31, 2010, our inventory of single-family real estate owned properties was 109,989, compared with 86,155 as of December 31, 2009. The carrying value of our single-family REO was $11.4 billion, compared with $8.5 billion as of December 31, 2009.
Our single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 1.36 percent on an annualized basis in the first quarter, compared with 1.03 percent in the fourth quarter of 2009.

First-Quarter 2010 Results	8

Despite the increase in our foreclosure rate during the first quarter of 2010, foreclosure levels were lower than what they otherwise would have been due to our directive to servicers to delay foreclosure sales until the loan servicer verifies that the borrower is ineligible for a HAMP modification and that all other foreclosure prevention alternatives have been exhausted. The continued weak economy and high unemployment rates, as well as the prolonged decline in home prices on a national basis, continue to result in an increase in the percentage of our mortgage loans that transition from delinquent to foreclosure status and significantly reduced the values of our foreclosed single-family properties. Further, we have seen an increase in the percentage of our properties that we are unable to market for sale in the first quarter of 2010. The most common reasons we are unable to market properties for sale are: (1) properties are within the period during which state law allows the original owner to redeem the property by paying the past due balance; (2) properties are still occupied and the eviction process is not yet complete; or (3) properties are being repaired. As we are unable to market a higher portion of our inventory, it slows the pace at which we can dispose of our properties.
Although we have expanded our loan workout initiatives to keep borrowers in their homes, we expect our foreclosures to increase during 2010 as a result of the adverse impact that the weak economy and high unemployment have had and are expected to have on the financial condition of borrowers.
Purchase of Delinquent Loans from MBS Trusts
As discussed in “MBS Consolidation” above, as of the transition date, we no longer recognize fair value losses on credit-impaired loans newly acquired from MBS trusts we have consolidated, as the underlying loans in our MBS trusts are already recognized in our condensed consolidated balance sheets. Without these fair value losses, the cost of purchasing most delinquent loans from Fannie Mae MBS trusts and holding them in our portfolio is less than the cost of advancing delinquent payments to holders of the Fannie Mae MBS. As a result, we have significantly increased our purchases of loans from single-family MBS trusts that are delinquent as to four or more consecutive monthly payments. In March 2010, we purchased approximately 216,000 delinquent loans with an unpaid principal balance of approximately $40 billion from MBS trusts. As of March 31, 2010, the total unpaid principal balance of all loans in single-family MBS trusts that were delinquent four or more months was approximately $94 billion. In April 2010, we purchased approximately 229,000 delinquent loans with an unpaid principal balance of approximately $46 billion from our MBS trusts. We expect to continue to purchase a significant portion of the remaining delinquent population within a few months subject to market conditions, servicer capacity, and other constraints including the limit on the mortgage assets that we may own pursuant to our senior preferred stock purchase agreement with Treasury.

First-Quarter 2010 Results	9

Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments.
Although we continue to manage Fannie Mae based on these business segments, we have changed the presentation of segment financial information that is currently evaluated by management. While some line items in our segment results were not impacted by either the change from the new accounting standards or changes to our segment presentation, others were impacted materially, which reduces the comparability of our segment results with prior periods. Under the current segment reporting structure, the sum of the results for our three business segments does not equal our condensed consolidated results of operations as we separate the activity related to our consolidated trusts from the results generated by our three segments.
Single-Family Credit Guaranty book of business was $2.88 trillion as of March 31, 2010, compared with $2.91 trillion on December 31, 2009. Single-family guaranty fee income was $1.8 billion, compared with $2.1 billion for the fourth quarter of 2009. The Single-Family business lost $12.6 billion in the first quarter of 2010 due primarily to credit-related expenses of $11.9 billion. We also did not recognize $2.7 billion of interest income on nonaccrual loans primarily due to our adoption of the new accounting standards. The Single-Family business lost $9.6 billion in the fourth quarter of 2009.
Housing and Community Development’s multifamily guaranty book of business was $186.1 billion as of March 31, 2010, compared with $185.3 billion as of December 31, 2009. HCD recorded a net benefit of $42 million from credit-related expenses in the first quarter of 2010, compared with $977 million of expenses in the fourth quarter of 2009. HCD earned $99 million in the first quarter of 2010, compared with a loss of $6.2 billion in the fourth quarter of 2009, which was driven by losses on our low-income housing tax credit partnership investments.
Capital Markets’ net interest income was $3.1 billion in the first quarter of 2010, compared with $3.7 billion in the fourth quarter of 2009. Fair value losses were $1.2 billion in the first quarter of 2010, compared with $638 million in the fourth quarter of 2009. Net other-than-temporary impairment was $236 million in the first quarter of 2010, compared with $2.5 billion in the fourth quarter of 2009. The net mortgage investment portfolio balance was $764.8 billion, compared with $772.7 billion on January 1, 2010, resulting from purchases of $99.7 billion, liquidations of $27.9 billion, and sales of $79.8 billion during the quarter. Capital Markets earned $2.1 billion in the first quarter of 2010, compared with $572 million in the fourth quarter of 2009.
# # #

First-Quarter 2010 Results	10

Certain statements in this news release may be considered forward-looking statements within the meaning of the federal securities laws, including those relating to future market conditions; our future performance, including net worth; our receipt of funds from Treasury under the senior preferred stock purchase agreement; our future purchases of delinquent loans; our future plans; and our future business activities, including the volume of foreclosures and foreclosure alternatives. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, legislative or other governmental actions relating to our business or the financial markets; our ability to manage our business to a positive net worth; adverse effects from activities we undertake to support the mortgage market and help borrowers; the investment by Treasury and its effect on our business; changes in the structure and regulation of the financial services industry, including government efforts to improve economic conditions; the conservatorship and its effect on our business (including our business strategies and practices); the depth and duration of weakness in the housing market and economic conditions, including the extent of home price declines and unemployment rates; the level and volatility of interest rates and credit spreads; the accuracy of subjective estimates used in critical accounting policies; and other factors described in Fannie Mae’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, and Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2009, including the “Risk Factors” and “Forward-Looking Statements” sections of these reports.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

First-Quarter 2010 Results	11

ANNEX I

FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
 (Dollars in millions, except share amounts)
(Unaudited)

	As of
	March 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents (includes cash of consolidated trusts of $446 and $2,092, respectively)	$30,477	$6,812
Restricted cash (includes restricted cash of consolidated trusts of $42,731 and $-, respectively)	45,479	3,070
Federal funds sold and securities purchased under agreements to resell or similar arrangements	62,446	53,684
Investments in securities:
Trading, at fair value (includes securities of consolidated trusts of $32 and $5,599, respectively)	72,529	111,939
Available-for-sale, at fair value (includes securities of consolidated trusts of $624 and $10,513, respectively, and securities pledged as collateral that may be sold or repledged of $- and $1,148, respectively)	108,667	237,728

Total investments in securities	181,196	349,667

Mortgage loans:
Loans held for sale, at lower of cost or fair value	980	18,462
Loans held for investment, at amortized cost
Of Fannie Mae	309,991	256,434
Of consolidated trusts (includes loans pledged as collateral that may be sold or repledged of $2,895 and $1,947, respectively)	2,679,336	129,590

Total loans held for investment	2,989,327	386,024
Allowance for loan losses	(60,569)	(9,925)

Total loans held for investment, net of allowance	2,928,758	376,099

Total mortgage loans	2,929,738	394,561
Advances to lenders	4,151	5,449
Accrued interest receivable:
Of Fannie Mae	4,333	3,774
Of consolidated trusts	13,939	519
Allowance for accrued interest receivable	(7,611)	(536)

Total accrued interest receivable, net of allowance	10,661	3,757

Acquired property, net	12,369	9,142
Derivative assets, at fair value	435	1,474
Guaranty assets	473	8,356
Deferred tax assets, net	1,906	909
Partnership investments	1,853	2,372
Servicer and MBS trust receivable	679	18,329
Other assets	11,892	11,559

Total assets	$3,293,755	$869,141

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable:
Of Fannie Mae	$5,006	$4,951
Of consolidated trusts	10,558	29
Federal funds purchased and securities sold under agreements to repurchase	180	—
Short-term debt:
Of Fannie Mae	207,822	200,437
Of consolidated trusts	6,343	—
Long-term debt:
Of Fannie Mae (includes debt at fair value of $3,258 and $3,274, respectively)	576,307	567,950
Of consolidated trusts (includes debt at fair value of $310 and $-, respectively)	2,472,192	6,167
Derivative liabilities, at fair value	957	1,029
Reserve for guaranty losses (includes $33 and $4,772, respectively, related to Fannie Mae MBS included in Investments in securities)	233	54,430
Guaranty obligations	827	13,996
Partnership liabilities	2,020	2,541
Servicer and MBS trust payable	9,799	25,872
Other liabilities	9,882	7,020

Total liabilities	3,302,126	884,422

Commitments and contingencies (Note 17)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	76,200	60,900
Preferred stock, 700,000,000 shares are authorized—578,598,631 and 579,735,457 shares issued and outstanding, respectively	20,291	20,348
Common stock, no par value, no maximum authorization—1,267,426,377 and 1,265,674,761 shares issued, respectively; 1,115,813,353 and 1,113,358,051 shares outstanding, respectively	665	664
Additional paid-in capital	604	2,083
Accumulated deficit	(95,061)	(90,237)
Accumulated other comprehensive loss	(3,754)	(1,732)
Treasury stock, at cost, 151,613,024 and 152,316,710 shares, respectively	(7,396)	(7,398)

Total Fannie Mae stockholders’ deficit	(8,451)	(15,372)

Noncontrolling interest	80	91

Total deficit	(8,371)	(15,281)

Total liabilities and equity (deficit)	$3,293,755	$869,141

See Notes to Condensed Consolidated Financial Statements

12

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
 (Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the Three
	Months Ended
	March 31,
	2010	2009

Interest income:
Trading securities	$315	$990
Available-for-sale securities	1,473	3,721
Mortgage loans:
Of Fannie Mae	3,298	4,707
Of consolidated trusts	34,321	891
Other	39	127

Total interest income	39,446	10,436

Interest expense:
Short-term debt:
Of Fannie Mae	116	1,107
Of consolidated trusts	2	—
Long-term debt:
Of Fannie Mae	5,081	5,992
Of consolidated trusts	31,458	89

Total interest expense	36,657	7,188

Net interest income	2,789	3,248

Provision for loan losses	(11,939)	(2,509)

Net interest income (loss) after provision for loan losses	(9,150)	739

Guaranty fee income (includes imputed interest of $29 and $150 for the three months ended March 31, 2010 and 2009, respectively)	54	1,752
Investment gains, net	166	223
Other-than-temporary impairments	(186)	(5,653)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	(50)	—

Net other-than-temporary impairments	(236)	(5,653)
Fair value losses, net	(1,705)	(1,460)
Debt extinguishment losses, net (includes debt extinguishment losses related to consolidated trusts of $69 for the three months ended March 31, 2010)	(124)	(79)
Losses from partnership investments	(58)	(357)
Fee and other income	179	192

Non-interest loss	(1,724)	(5,382)

Administrative expenses:
Salaries and employee benefits	324	293
Professional services	194	143
Occupancy expenses	41	48
Other administrative expenses	46	39

Total administrative expenses	605	523
Provision (benefit) for guaranty losses	(36)	17,825
Foreclosed property expense (income)	(19)	538
Other expenses	172	279

Total expenses	722	19,165

Loss before federal income taxes	(11,596)	(23,808)
Benefit for federal income taxes	(67)	(623)

Net loss	(11,529)	(23,185)
Less: Net (income) loss attributable to the noncontrolling interest	(1)	17

Net loss attributable to Fannie Mae	(11,530)	(23,168)
Preferred stock dividends	(1,527)	(29)

Net loss attributable to common stockholders	$(13,057)	$(23,197)

Loss per share — Basic and Diluted	$(2.29)	$(4.09)
Weighted-average common shares outstanding — Basic and Diluted	5,692	5,666

See Notes to Condensed Consolidated Financial Statements

13

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
 (Dollars in millions)
(Unaudited)

	For the Three Months Ended March 31,
	2010	2009

Cash flows used in operating activities:
Net loss	$(11,529)	$(23,185)
Amortization of debt of Fannie Mae cost basis adjustments	364	1,326
Amortization of debt of consolidated trusts cost basis adjustments	(68)	(2)
Provision for loan and guaranty losses	11,903	20,334
Valuation (gains) losses	(990)	5,403
Current and deferred federal income taxes	(67)	(1,713)
Derivatives fair value adjustments	891	(3)
Purchases of loans held for sale	(17)	(33,332)
Proceeds from repayments of loans held for sale	9	295
Net change in trading securities, excluding non-cash transfers	(31,679)	1,949
Other, net	(1,720)	(1,417)

Net cash used in operating activities	(32,903)	(30,345)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(6,695)	—
Proceeds from maturities of trading securities held for investment	805	2,656
Proceeds from sales of trading securities held for investment	15,068	38
Purchases of available-for-sale securities	(107)	(22,697)
Proceeds from maturities of available-for-sale securities	4,120	9,731
Proceeds from sales of available-for-sale securities	6,154	53,972
Purchases of loans held for investment	(19,863)	(9,859)
Proceeds from repayments of loans held for investment of Fannie Mae	3,250	10,974
Proceeds from repayments of loans held for investment of consolidated trusts	130,226	3,020
Net change in restricted cash	3,174	—
Advances to lenders	(10,338)	(22,877)
Proceeds from disposition of acquired property	7,678	4,554
Reimbursements to servicers for loan advances	(11,748)	(4,434)
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	(9,135)	13,405
Other, net	(382)	(195)

Net cash provided by investing activities	112,207	38,288
Cash flows used in financing activities:
Proceeds from issuance of short-term debt of Fannie Mae	192,421	360,173
Proceeds from issuance of short-term debt of consolidated trusts	3,332	—
Payments to redeem short-term debt of Fannie Mae	(185,156)	(417,553)
Payments to redeem short-term debt of consolidated trusts	(9,513)	—
Proceeds from issuance of long-term debt of Fannie Mae	100,604	105,057
Proceeds from issuance of long-term debt of consolidated trusts	83,692	—
Payments to redeem long-term debt of Fannie Mae	(92,355)	(65,290)
Payments to redeem long-term debt of consolidated trusts	(162,617)	(127)
Proceeds from senior preferred stock purchase agreement with Treasury	15,300	15,200
Net change in federal funds purchased and securities sold under agreements to repurchase	180	(65)
Other, net	(1,527)	(25)

Net cash used in financing activities	(55,639)	(2,630)
Net increase in cash and cash equivalents	23,665	5,313
Cash and cash equivalents at beginning of period	6,812	17,933

Cash and cash equivalents at end of period	$30,477	$23,246

Cash paid during the period for:
Interest	$40,660	$7,806
Income taxes	—	848
Non-cash activities (excluding transition-related impacts — see Note 2):
Mortgage loans acquired by assuming debt	$130,042	$13
Net transfers from mortgage loans held for investment of consolidated trusts to mortgage loans held for investment of Fannie Mae	55,074	—
Transfers from advances to lenders to investments in securities	—	13,131
Transfers from advances to lenders to loans held for investment of consolidated trusts	11,012	—
Net transfers from mortgage loans to acquired property	2,233	916

See Notes to Condensed Consolidated Financial Statements

14

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2008	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$157	$(15,157)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(3)	(3)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(23,168)	—	—	(17)	(23,185)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for sale securities (net of tax of $271)	—	—	—	—	—	—	—	—	505	—	—	505
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $1,979)	—	—	—	—	—	—	—	—	3,674			3,674
Reclassification adjustment for gains included in net loss (net of tax of $17)	—	—	—	—	—	—	—	—	32	—	—	32
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	29	—	—	29
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	15	—	—	15

Total comprehensive loss												(18,930)
Senior preferred stock dividends	—	—	—	—	—	—	(25)	—	—	—	—	(25)
Increase to senior preferred liquidation preference	—	—	—	15,200	—	—	—	—	—	—	—	15,200
Conversion of convertible preferred stock into common stock	—	(12)	19	—	(593)	10	583	—	—	—	—	—
Other	—	—	1	—	—	—	19	1	—	(34)	—	(14)

Balance as of March 31, 2009	1	585	1,105	$16,200	$20,629	$660	$4,198	$(49,957)	$(3,418)	$(7,378)	$137	$(18,929)

Balance as of December 31, 2009	1	580	1,113	$60,900	$20,348	$664	$2,083	$(90,237)	$(1,732)	$(7,398)	$91	$(15,281)
Cumulative effect from the adoption of the accounting standards on transfers of financial assets and consolidation	—	—	—	—	—	—	—	6,706	(3,394)	—	(14)	3,298

Balance as of January 1, 2010, adjusted	1	580	1,113	60,900	20,348	664	2,083	(83,531)	(5,126)	(7,398)	77	(11,983)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	2	2
Comprehensive loss:
Net income (loss)	—	—	—	—	—	—	—	(11,530)	—	—	1	(11,529)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities, (net of tax of $710)	—	—	—	—	—	—	—	—	1,318	—	—	1,318
Reclassification adjustment for other-than-temporary impairments recognized in net loss (net of tax of $81)	—	—	—	—	—	—	—	—	155	—	—	155
Reclassification adjustment for losses included in net loss (net of tax of $56)	—	—	—	—	—	—	—	—	(103)	—	—	(103)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	2	—	—	2

Total comprehensive loss												(10,157)
Senior preferred stock dividends	—	—	—	—	—	—	(1,527)	—	—	—	—	(1,527)
Increase to senior preferred liquidation preference	—	—	—	15,300	—	—	—	—	—	—	—	15,300
Conversion of convertible preferred stock into common stock	—	(1)	2	—	(57)	1	56	—	—	—	—	—
Other	—	—	1	—	—	—	(8)	—	—	2	—	(6)

Balance as of March 31, 2010	1	579	1,116	$76,200	$20,291	$665	$604	$(95,061)	$(3,754)	$(7,396)	$80	$(8,371)

See Notes to Condensed Consolidated Financial Statements

15

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of March 31, 2010					As of December 31, 2009(1)
	GAAP					GAAP
	Carrying	Fair Value		Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(2)		Fair Value		Value	Adjustment(2)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$75,956	$—		$75,956	(3)	$9,882	$—	$9,882	(3)
Federal funds sold and securities purchased under agreements to resell or similar arrangements	62,446	—		62,446	(3)	53,684	(28)	53,656	(3)
Trading securities	72,529	—		72,529	(3)	111,939	—	111,939	(3)
Available-for-sale securities	108,667	—		108,667	(3)	237,728	—	237,728	(3)
Mortgage loans:
Mortgage loans held for sale	980	2		982	(3)	18,462	153	18,615	(3)
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	284,316	(13,532)		270,784	(3)	246,509	(5,209)	241,300	(3)
Of consolidated trusts	2,644,442	(4,998	)(4)	2,639,444	(3)	129,590	(45)	129,545	(3)

Total mortgage loans	2,929,738	(18,528)		2,911,210		394,561	(5,101)	389,460
Advances to lenders	4,151	(279)		3,872	(3)	5,449	(305)	5,144	(3)
Derivative assets at fair value	435	—		435	(3)	1,474	—	1,474	(3)
Guaranty assets and buy-ups, net	473	337		810	(3)(5)	9,520	5,104	14,624	(3)(5)

Total financial assets	3,254,395	(18,470)		3,235,925	(3)	824,237	(330)	823,907	(3)
Master servicing assets and credit enhancements	573	4,354		4,927	(5)(6)	651	5,917	6,568	(5)(6)
Other assets	38,787	(263)		38,524	(6)	44,253	373	44,626	(6)

Total assets	$3,293,755	$(14,379)		$3,279,376		$869,141	$5,960	$875,101

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$180	$—		$180	(3)	$—	$—	$—	(3)
Short-term debt:
Of Fannie Mae	207,822	44		207,866	(3)	200,437	56	200,493	(3)
Of consolidated trusts	6,343	(1)		6,342	(3)	—	—	—	(3)
Long-term debt:
Of Fannie Mae	576,307 (7)	20,528		596,835	(3)	567,950 (7)	19,473	587,423	(3)
Of consolidated trusts	2,472,192 (7)	98,762	(4)	2,570,954	(3)	6,167 (7)	143	6,310	(3)
Derivative liabilities at fair value	957	—		957	(3)	1,029	—	1,029	(3)
Guaranty obligations	827	3,497		4,324	(3)	13,996	124,586	138,582	(3)

Total financial liabilities	3,264,628	122,830		3,387,458	(3)	789,579	144,258	933,837	(3)
Other liabilities	37,498	(447)		37,051	(8)	94,843	(54,878)	39,965	(8)

Total liabilities	3,302,126	122,383		3,424,509		884,422	89,380	973,802
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(9)	76,200	—		76,200		60,900	—	60,900
Preferred	20,291	(19,485)		806		20,348	(19,629)	719
Common	(104,942)	(117,277)		(222,219)		(96,620)	(63,791)	(160,411)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(8,451)	$(136,762)		$(145,213)		$(15,372)	$(83,420)	$(98,792)
Noncontrolling interests	80	—		80		91	—	91

Total deficit	(8,371)	(136,762)		(145,133)		(15,281)	(83,420)	(98,701)

Total liabilities and equity (deficit)	$3,293,755	$(14,379)		$3,279,376		$869,141	$5,960	$875,101

16

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 16, Fair Value.”

(4)	Fair value exceeds the carrying value of consolidated loans and debt of consolidated trusts due to the fact that the loans and debt were consolidated in our GAAP condensed consolidated balance sheet at unpaid principal balance. Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component of the loan. This credit component is reflected in the net guarantee obligation, which is included in the consolidated loan fair value, but was presented as a separate line item in our fair value balance sheet in prior periods.

(5)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets as a separate line item. Other guaranty related assets are within the “Other assets” line items and they include buy-ups, master servicing assets and credit enhancements. On a GAAP basis, our guaranty assets totaled $473 million and $8.4 billion as of March 31, 2010 and December 31, 2009, respectively. The associated buy-ups totaled $0.6 million and $1.2 billion as of March 31, 2010 and December 31, 2009, respectively.

(6)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Total accrued interest receivable, net of allowance; (b) Acquired property, net; (c) Deferred tax assets, net; (d) Partnership investments; (e) Servicer and MBS trust receivable and (f) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $39.4 billion and $46.1 billion as of March 31, 2010 and December 31, 2009, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $0.6 million and $1.2 billion as of March 31, 2010 and December 31, 2009, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in “Note 16, Fair Value.” We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in Note 16.

(7)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $3.3 billion as of March 31, 2010 and December 31, 2009.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following six line items in our GAAP condensed consolidated balance sheets: (a) Accrued interest payable of Fannie Mae; (b) Accrued interest payable of consolidated trusts; (c) Reserve for guaranty losses; (d) Partnership liabilities; (e) Servicer and MBS trust payable; and (f) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $37.5 billion and $94.8 billion as of March 31, 2010 and December 31, 2009, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item in our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(9)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

17